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                             UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.   20549


                              FORM 15-15D

        Certification and Notice of Termination of Registration
         Under Section 12(g) of the Securities Act of 1934 or
     Suspension of duty to file reports under Section 13 or 15(d) of the Securities and Exchange Act of 1934

Commission File Number 2-96042     Date of Report March 28, 2001


               CAPITAL BUILDERS DEVELOPMENT PROPERTIES,
                   A CALIFORNIA LIMITED PARTNERSHIP
        (Exact name of registrant as specified in its charter)


     California                                   77-0049671
State or other jurisdiction of                  I.R.S. Employer
organization                                   Identification No.

     1130 Iron Point Road, Suite 170, Folsom, California 95630
                            (916) 353-0500
         (Address, including zip code, and telephone number, including area code, or registrant's Principal executive offices)


                Units of Limited Partnership Interest
       (Title of each class of securities covered by this Form)

                Units of Limited Partnership Interest
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [X]           Rule 12h-3(b)(1)(I)  [ ]
     Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(ii) [ ]           Rule 12h-3(b)(2)(ii) [ ]
                                                             Rule 12d-
     6                    [ ]

Approximate number of holders of record as of the certification or
notice date:      -0-

Pursuant to the requirements of the Securities Exchange Act of 1934, Capital Builders Development Properties, a California limited partnership, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized Persons



                              CAPITAL BUILDERS DEVELOPMENT PROPERTIES
                              a California Limited Partnership

                              By:  Capital Builders, Inc.
                              Its Corporate General Partner


Date:  March 28, 2001         By:
                                   Michael J. Metzger
                                   President


Date:  March 28, 2001         By:
                                   Kenneth L. Buckler
                                   Chief Financial Officer